EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2021, on the consolidated financial statements of Hallador Energy Company which appears in the Annual Report on Form 10-K of Hallador Energy Company for the year ended December 31, 2020.

/s/ Plante & Moran, PLLC

Denver, Colorado

December 29, 2021